EXHIBIT 4.9

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of October 1, 2014, by and between First Citizens BancShares, Inc., a Delaware corporation (“First Citizens”), and Deutsche Bank Trust Company Americas (the “Trustee”).

RECITALS

WHEREAS, First Citizens Bancorporation, Inc., a South Carolina corporation (“FCB-SC”), and the Trustee entered into a Junior Subordinated Indenture dated as of May 7, 2004 (the “Indenture”), pursuant to which the Floating Rate Junior Subordinated Deferrable Interest Debentures due June 15, 2034 (the “Securities”) have been issued by FCB-SC to FCB/SC Capital Trust II; and

WHEREAS, on the date of this First Supplemental Indenture, FCB-SC has been merged with and into First Citizens, with First Citizens being the surviving entity (the “Merger”), whereupon the separate corporate existence of FCB-SC has ceased; and

WHEREAS, Section 8.1 of the Indenture requires that First Citizens expressly assume, by a supplemental indenture executed and delivered to the Trustee by First Citizens, the due and punctual payment of the principal of (and premium, if any) and the interest (including any Additional Interest) on all of the Securities and the performance of every covenant of the Indenture on the part of FCB-SC to be performed or observed; and

WHEREAS, Section 9.1(1) of the Indenture authorizes, without the consent of any Holders, the execution of a supplemental indenture to evidence the succession of another Person to FCB-SC, and the assumption by any such successor of the covenants of FCB-SC under the Indenture and the Securities; and

WHEREAS, FCB-SC has delivered to the Trustee an Officer’s Certificate stating that the Merger and this Supplemental Indenture comply with Article VIII of the Indenture, that this Supplemental Indenture is authorized and permitted by the Indenture, and that all conditions precedent provided for in the Indenture relating to this Supplemental Indenture and the Merger have been complied with, and an Opinion of Counsel to the same effect; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Section 8.1 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, First Citizens and the Trustee, for the benefit of the Holders, agree as follows:

1. Assumption of Payment and Performance; Substitution.

a.	First Citizens hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest (including any Additional Interest) on all of the Securities and the performance of every covenant of the Indenture on the part of FCB-SC to be performed or observed.

b.	Pursuant to Section 8.2 of the Indenture, First Citizens shall succeed to, and be substituted for, and may exercise every right and power of, FCB-SC under the Indenture with the same effect as if First Citizens had been named as the Company in the Indenture.

c.	First Citizens shall also succeed to and be substituted for the Company with the same effect as if the Successor Company had originally been named in (i) the Amended and Restated Trust Agreement of the Trust, dated as of May 7, 2004 (the “Trust Agreement”), as Depositor (as defined in the Trust Agreement) and (ii) the Guarantee Agreement, dated as of May 7, 2004 (the “Guarantee”), as Guarantor (as defined in the Guarantee).

2. Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, (i) the Indenture has been and hereby is modified in accordance herewith; (ii) this Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Securities shall continue to be governed by the Indenture; (v) every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound by this Supplemental Indenture; (vi) upon the effectiveness of this First Supplemental Indenture, each reference in the Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as effected, amended and supplemented hereby; and (vii) the Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

3. Notation on Securities. Securities authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Effective October 1, 2014, First Citizens Bancorporation, Inc., a South Carolina corporation (“FCB-SC”) was merged with and into First Citizens BancShares, Inc., a Delaware corporation (“First Citizens”). Pursuant to the First Supplemental Indenture, dated as of October 1, 2014, First Citizens has assumed the obligations of FCB-SC and the performance of every covenant of the Indenture on the part of FCB-SC to be performed or observed.”

If First Citizens shall so determine, new Securities so modified as to conform to the Indenture as hereby supplemented may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Security or to exchange any Security for a new Security modified as herein provided shall not affect any of the rights of the holder of such Security.

4. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by First Citizens.

5. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

6. Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Securities then outstanding.

7. Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

8. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Glenn D. McCoy
Name: Glenn D. McCoy
Title: Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld
Title: Assistant Vice President

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Assistant Vice President